EXHIBIT 99.1

  PLX Technology, Inc. Reports Second-Quarter 2004 Financial Results

    SUNNYVALE, Calif.--(BUSINESS WIRE)--July 15, 2004--PLX Technology, Inc. (Nasdaq:PLXT) today announced financial results for the second quarter ended June 30, 2004.
    For the second quarter, PLX reported net revenues of $14.0 million, a 20 percent increase from the $11.6 million reported for the first quarter of 2004 and a 62 percent increase from the $8.7 million reported for the second quarter of 2003. Net revenues for the first six months of 2004 were $25.7 million, a 49 percent increase from the $17.2 million reported for the first six months of 2003.
    During the second quarter, PLX completed the acquisition of NetChip Technology, Inc. for a purchase price of approximately $22.2 million. PLX took an acquisition-related charge of $1.1 million, or approximately $0.05 per share (diluted), for the write-off of purchased in-process research and development in the second quarter.
    Net loss under U.S. generally accepted accounting principles
(GAAP), which included the effect of acquisition-related costs, was $0.5 million, or a loss of $0.02 per share (diluted), for the second quarter of 2004. This compared with a net loss under GAAP of $1.9 million, or a loss of $0.09 per share (diluted), for the second quarter of 2003 and net income under GAAP of $0.3 million, or $0.01 per share (diluted), for the prior quarter. Net losses for the first six months of 2004 were $0.3 million, or a loss of $0.01 per share (diluted), compared to net losses of $2.7 million, or a loss of $0.13 per share (diluted), for the first six months of 2003.
    Pro forma net income for the second quarter of 2004, which excluded the effect of acquisition-related costs, was $1.1 million, or $0.04 per share (diluted). This compared with pro forma net loss of $0.5 million, or a loss of $0.02 per share (diluted), for the same quarter a year ago, and with pro forma net income of $0.6 million, or $0.02 per share (diluted), for the prior quarter. Pro forma net income for the first six months of 2004 were $1.6 million, or $0.06 per share (diluted), compared to pro forma net losses of $0.7 million, or a loss of $0.03 per share (diluted), for the first six months of 2003. A reconciliation between net income (loss) under GAAP and pro forma net income (loss) is provided in a table immediately below the Pro Forma Consolidated Statements of Operations.
    The company's gross margin for the second quarter of 2004 was 65 percent, as compared with 72 percent for the prior quarter. The sequential decrease in gross margin was due primarily to an expected change in the company's product and customer mix associated with the acquisition of NetChip.
    Pro forma operating expenses for the second quarter of 2004 were $8.1 million, as compared with $7.7 million for the prior quarter. The sequential increase was due primarily to an increase in engineering staff associated with the acquisition of NetChip, as well as an increase in mask fabrication, prototyping and other external engineering expenses associated with the development of PCI Express(TM) and PCI Bridge products.
    At June 30, 2004, cash, cash equivalents and total investments increased to $31.3 million, from $25.1 million at March 31, 2004.
    "Since the first quarter, PLX achieved important milestones in its program to expand its interconnect silicon leadership," said Mike Salameh, president and chief executive officer of PLX Technology. "We taped out our first products for the emerging PCI Express standard, sampled the production versions of our PCI-X bridges and completed the acquisition of NetChip. NetChip provides the company with a leadership position in the USB market and we believe that NetChip's PCI Express products currently in development will enhance PLX's PCI Express market opportunity.
    "We estimate that third quarter revenues will be between $15 million and $16 million. We expect gross margins to be between 60 percent and 64 percent.
    "We anticipate that third quarter operating expenses on a GAAP basis will be between $9.9 million and $10.4 million. On a pro forma basis, which would exclude acquisition-related costs estimated to be approximately $0.7 million, we expect operating expenses to be between $9.2 million and $9.7 million. The expected sequential growth in expenses would be due to mask charges and other variable external engineering expenses related to PCI Express chips plus the additional operating expenses of NetChip. Assuming that most of the added external engineering expenses for these tapeouts occur in the third quarter, we expect fourth quarter tapeout-related expenses to decline on a sequential basis, resulting in lower total pro forma operating expenses. The timing of the expenses would depend on the timing of actual mask and prototype fabrication."
    PLX(R) management plans to conduct a conference call today at 2:00 p.m. PDT to discuss its second quarter financial results, as well as its third quarter outlook. There will also be a live Webcast and a replay of the conference call available through the Investors section of the PLX Web site at www.plxtech.com until July 22, 2004.
    For the live Webcast, listeners should go to the Web site at least 15 minutes before the event starts to download and install any necessary audio software. The archived Webcast is typically available one to two hours after the end of the live conference call.

    USE OF PRO FORMA FINANCIAL INFORMATION: In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, PLX reports pro forma financial results. Pro forma net income (loss) and earnings (loss) per share exclude acquisition-related charges, such as amortization of purchased intangible assets and deferred compensation. PLX's management believes these pro forma measures are useful to investors because they provide supplemental information that facilitates comparisons with prior periods. Management uses these pro forma measures to evaluate its financial results, develop budgets and manage expenditures. The method PLX uses to produce pro forma results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these pro forma financial measures to the comparable GAAP results, which are provided in a table immediately below the Pro Forma Consolidated Statements of Operations.

    About PLX

    PLX Technology, Inc. (www.plxtech.com), based in Sunnyvale, Calif., USA, is the leading supplier of standard I/O interconnect silicon to the communications, server, storage, embedded-control, and consumer industries. The PLX solution provides a competitive edge to customers through an integrated combination of high-performance silicon, hardware and software design tools, and partnerships. These innovative solutions are designed to enable customers to develop communications equipment with industry-leading performance, scalability and reliability. Furthermore, the combination of PLX product features, supporting development tools and partnerships allows customers to bring their designs to market faster. PLX PCI I/O Accelerator and HyperTransport Tunnel-to-Dual PCI-X devices are designed into a wide variety of embedded PCI communication systems, including switches, routers, line cards, media gateways, base stations, access multiplexors and remote access concentrators.

    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995

    This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These include statements about the company's estimated revenues, estimated expenses, estimated gross margins, and estimated ongoing acquisition-related costs for the third quarter of 2004. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in the statements. Factors that could cause actual results to differ materially include risks and uncertainties, such as reduced demand for products of electronic equipment manufacturers which include the company's products, due to adverse economic conditions in general or those specifically affecting the company's markets, technical difficulties and delays in the development process, errors in the products, reduced backlog for the company's customers and unexpected expenses. Please refer to the documents filed by the company with the SEC from time to time, including, but not limited, to the Annual Report on Form 10-K for the year ended December 31, 2003 and our quarterly report on Form 10-Q for the quarter ended March 31, 2004, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. All forward-looking statements are made as of today, and the company assumes no obligation to update such statements.


                         PLX TECHNOLOGY, INC.

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
               (in thousands, except per share amounts)


                            Three Months Ended       Six Months Ended
                        June 30   June 30   March 31      June 30
                                                          -------
                          2004      2003      2004     2004     2003
                          ----      ----      ----     ----     ----

Net revenues           $14,016    $8,660   $11,642  $25,658  $17,163
Cost of revenues         4,925     2,518     3,229    8,154    5,033
                        ------    ------    ------   ------   ------
Gross margin             9,091     6,142     8,413   17,504   12,130

Operating expenses:
 Research and
  development            4,394     3,893     4,057    8,451    7,606
 Selling, general and
  administrative         3,768     3,193     3,678    7,446    6,251
 In-process research
  and development        1,123       875         -    1,123      875
 Amortization of
  purchased intangible
  assets                   442       204       297      739      337
                        ------    ------    ------   ------   ------
Total operating
 expenses                9,727     8,165     8,032   17,759   15,069
Income (loss)
 from operations          (636)   (2,023)      381     (255)  (2,939)
Interest income
 and other, net             99       102        68      167      210
                        ------    ------    ------   ------   ------
Income (loss)
 before provision
 for income taxes         (537)   (1,921)      449      (88)  (2,729)
Provision
 (benefit) for
 income taxes                -       (24)      172      172      (16)
                        ------    ------    ------   ------   ------

Net income (loss)        $(537)  $(1,897)     $277    $(260) $(2,713)
                        ======    ======    ======   ======   ======

Basic net income
 (loss) per share       $(0.02)   $(0.09)    $0.01   $(0.01)  $(0.13)
                        ======    ======    ======   ======   ======
Shares used to
 compute basic
 per share
 amounts                24,850    22,214    23,876   24,363   21,678
                        ======    ======    ======   ======   ======
Diluted net
 income (loss)
 per share              $(0.02)   $(0.09)    $0.01   $(0.01)  $(0.13)
                        ======    ======    ======   ======   ======
Shares used to
 compute diluted
 per share
 amounts                24,850    22,214    25,181   24,363   21,678
                        ======    ======    ======   ======   ======


                         PLX TECHNOLOGY, INC.

            PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Excluding Acquisition-Related Costs
                and Amortization of Intangible Assets)
                              (Unaudited)
               (in thousands, except per share amounts)

                            Three Months Ended       Six Month Ended
                        June 30   June 30   March 31      June 30
                                                          -------
                          2004      2003      2004     2004     2003
                          ----      ----      ----     ----     ----

Net revenues           $14,016    $8,660   $11,642  $25,658  $17,163
Cost of revenues         4,925     2,518     3,229    8,154    5,033
                       --------   -------- -------- -------- --------
Gross margin             9,091      6,142    8,413   17,504   12,130

Operating expenses:
  Research and
   development           4,379      3,534    4,048    8,427    6,790
  Selling, general and
   administrative        3,755      3,184    3,669    7,424    6,242
                       --------   -------- -------- -------- --------
Total operating
 expenses                8,134      6,718    7,717   15,851   13,032

Income (loss) from
 operations                957       (576)     696    1,653     (902)
Interest income and
 other, net                 99        102       68      167      210
                       --------   -------- -------- -------- --------

Income (loss) before
 provision for income
 taxes                   1,056       (474)     764    1,820     (692)
Provision for income
 taxes                       -          4      172      172       12
                       --------   -------- -------- -------- --------

Net income (loss)       $1,056      $(478)    $592   $1,648    $(704)
                       ========   ======== ======== ======== ========

Basic net income (loss)
 per share               $0.04     $(0.02)   $0.02    $0.07   $(0.03)
                       ========   ======== ======== ======== ========
Shares used to compute
 basic per share
 amounts                24,850     22,214   23,876   24,363   21,678
                       ========   ======== ======== ======== ========
Diluted net income
 (loss) per share        $0.04     $(0.02)   $0.02    $0.06   $(0.03)
                       ========   ======== ======== ======== ========
Shares used to compute
 diluted per share
 amounts                26,678     22,214   25,181   25,975   21,678
                       ========   ======== ======== ======== ========

A reconciliation between net income (loss) on a GAAP basis and pro forma net income (loss) is as follows:

GAAP net income (loss)   $(537)   $(1,897)    $277    $(260) $(2,713)
In-process research and
 development             1,123        875        -    1,123      875
Amortization of
 deferred stock-based
 compensation               28        368       18       46      825
Amortization of
 purchased intangible
 assets                    442        204      297      739      337
Income tax effect            -        (28)       -        -      (28)
                       --------   -------- -------- -------- --------
Pro forma net income
 (loss)                 $1,056      $(478)    $592   $1,648    $(704)
                       ========   ======== ======== ======== ========


                         PLX TECHNOLOGY, INC.

                    CONDENSED CONSOLIDATED BALANCE
                                SHEETS

                            (in thousands)


                                    June 30,   December 31,
                                      2004       2003 (1)
                                      ----       -------
                                   (unaudited)

ASSETS

  Cash and investments              $31,335      $23,056
  Accounts receivable, net            6,192        4,998
  Inventories                         3,487        1,893
  Property and equipment, net        30,477       31,068
  Goodwill                           27,840       15,998
  Other intangible assets             7,970        2,730
  Other assets                        1,949        2,060
                                   -----------   --------
Total assets                       $109,250      $81,803
                                   ===========   ========


LIABILITIES

  Accounts payable                   $4,005       $1,768
  Accrued compensation and benefits   2,003        1,427
  Deferred revenues                   1,290          991
  Accrued commissions                   354          368
  Other accrued expenses              2,853        1,228
                                   -----------   ---------
Total liabilities                    10,505        5,782
                                   -----------   ---------


STOCKHOLDERS' EQUITY

  Common stock, par value                26           24
  Additional paid-in capital        108,410       84,508
  Deferred compensation                (868)         (44)
  Notes receivable for
   employee stock purchases               -          (70)
  Accumulated other
   comprehensive income                (215)         (49)
  Accumulated
   deficit                           (8,608)      (8,348)
                                   -----------   ---------

Total stockholders'
 equity                              98,745       76,021
                                   -----------   ---------
Total liabilities and
 stockholders' equity              $109,250      $81,803
                                   ===========   =========

(1) Derived from audited financial statements

    CONTACT: CommonGround Communications (for PLX)
             Jerry Steach, 415-222-9996
             jsteach@plxtech.com
                or
             PLX Technology, Inc.
             Rafael Torres, 408-774-9060
             rtorres@plxtech.com